Exhibit 8

                                HOGAN & HARTSON
                                     L.L.P.

                                COLUMBIA SQUARE

                            555 THIRTEENTH STREET NW

                            WASHINGTON DC 20004-1109

                                 (202)637-5600


                                January 26, 1995



Board of Directors
First Financial Corporation
1305 Main Street
Stevens Point, Wisconsin  54481

Board of Directors
FirstRock Bancorp, Inc.
612 North Main Street
Rockford, Illinois  61103

Gentlemen:

                  You have requested that we render to you our opinion with respect to certain federal income tax consequences of the following proposed transaction: First Financial Acquisition Company ("FFC-Acquisition") shall be merged with and into FirstRock Bancorp, Inc. ("Company"), with Company surviving (the "Surviving Corporation") the merger (the "Holding Company Merger"). Immediately thereafter, First Federal Savings Bank, F.S.B., Rockford, Illinois ("First Federal"), shall be merged with and into First Financial Bank, F.S.B. ("FF-Bank"), with FF-Bank surviving the merger (the "Bank Merger"). Following the Holding Company Merger and the Bank Merger, it is anticipated that Company shall be merged with and into First Financial Corporation ("First Financial") with Company surviving the merger (the "Subsidiary Merger") (collectively, the Holding Company Merger, the Bank Merger and the Subsidiary Merger shall be referred to as the "Proposed Transaction").

                  In connection with the preparation of this opinion, we have examined and relied upon the Agreement and Plan of Reorganization by and among First Financial, FFC-Acquisition and Company dated October 26, 1994, as amended by Amendment No. 1 thereto dated November 30, 1994, including the exhibits thereto (the "Plan"), certain letters from affiliates of FirstRock to First Financial (the "Affiliate Letters") the form of which is Exhibit B to the Plan, and the Registration Statement filed on Form S-4 by First Financial with the Securities and Exchange Commission on December 8, 1994 (the "Registration Statement") and by amendment thereto.

                  In rendering the opinion set forth hereinafter, we have assumed the accuracy of all information contained in the documents described in the preceding paragraph, and we have also assumed the accuracy of all copies, and the genuineness of all signatures thereof. We have not attempted to verify independently the accuracy of any information in the these documents.

                            The Proposed Transaction

                  Based solely upon our review of the above described documents, and upon such information as First Financial has provided us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the Proposed Transaction and the relevant facts with respect thereto are as follows:

                  First Financial is a corporation organized, validly existing and in good standing under the laws of the State of Wisconsin. First Financial is a registered savings and loan holding company under the Home Owners' Loan Act. FFC-Acquisition is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. FFC-Acquisition is a wholly-owned subsidiary of First Financial. First Financial owns 100 percent of the issued and outstanding capital stock of FF-Bank. FF-Bank is a federally chartered stock savings association organized and existing under the laws of the United States.

                  Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Company owns 100 percent of the issued and outstanding capital stock of First Federal. First Federal is a federally chartered stock savings association organized and existing under the laws of the United States.

                  First Financial desires to enter into the Proposed Transaction in order to acquire the assets and business of First Federal, which First Financial intends to operate as branches of FF-Bank, and thereby expand its market. Upon the consummation of the Holding Company Merger, each issued and outstanding share of FFC-Acquisition common stock shall be automatically converted into a right to receive a share of common stock of the Surviving Corporation. In exchange for their shares of Company common stock, the shareholders of Company shall receive shares of First Financial common stock, and if applicable, cash in lieu of any fraction thereof, in each case as specified at Section 1.03 of the Plan. Holders of Company common stock have no dissenters' rights.

                  Immediately after the Holding Company Merger, FF-Bank and First Federal shall enter into the Bank Merger. Upon the consummation of the Bank Merger, each share of First Federal common stock shall be canceled. Each share of FF-Bank common stock issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding. Such FF-Bank common stock shall constitute the only shares of capital stock of the surviving corporation of the Bank Merger.

                  It is contemplated that, following the Bank Merger, First Financial and Company will enter into the Subsidiary Merger. Upon the consummation of the Subsidiary Merger, each share of Company common stock shall be canceled. Each share of First Financial common stock issued and outstanding immediately prior to the Subsidiary Merger shall remain issued and outstanding. Such First Financial common stock shall constitute the only shares of capital stock of the surviving corporation of the Subsidiary Merger.

                  Company and First Financial entered into a warrant agreement dated October 26, 1994 (the "Warrant Agreement) pursuant to which Company granted First Financial an unconditional, irrevocable warrant to purchase up to 475,246 shares of Company common stock at a price of $22.50 per share, subject to adjustments provided in the Warrant Agreement (the "Warrant"). Company issued the Warrant to First Financial as a condition and an inducement to First Financial entering into the Plan. First Financial may exercise the Warrant only after the occurrence of a Purchase Event and before the occurrence of an Exercise Termination Event, as those terms are defined in the Warrant Agreement.

                  First Federal Savings Bank, F.S.B. Employee Stock Ownership Plan and Trust ("ESOP") is the beneficial owner of 185,150 shares of common stock of Company. This amount represents 7.75 percent of the total number of shares of Company common stock outstanding on October 31, 1994. ESOP has represented that it has no plan or intention to sell, exchange or otherwise dispose of any shares of First Financial stock it receives in the Holding Company Merger except to the extent that such sales, exchanges or dispositions are required by the terms of the Plan or otherwise requested by law.

                  First Financial, and/or Company where appropriate, has made the following additional representations and certifications in connection with the Holding Company Merger and the Subsidiary Merger, the accuracy and completeness of which we also have relied upon in rendering the opinion hereinafter set forth:

                  (a) The fair market value of the First Financial stock received by each Company shareholder pursuant to the Holding Company Merger will be approximately equal to the fair market value of the Company common stock surrendered in exchange therefor.

                  (b) To the best of the knowledge of the management of Company and First Financial and the Board of Directors of Company and First Financial, there is no plan or intention on the part of any shareholder of Company to sell, exchange, or otherwise dispose of a number of shares of First Financial stock received in the Holding Company Merger that would reduce the Company shareholders' ownership of First Financial stock to a number of shares having a value, as of the date of the Holding Company Merger, of less than fifty percent (50 percent) of the value of all of the formerly outstanding stock of Company as of the same date. For purposes of this representation, shares of Company stock exchanged for cash in lieu of fractional shares of First Financial stock will be treated as outstanding Company stock on the date of the Holding Company Merger. Moreover, shares of Company stock and shares of First Financial stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

                  (c) First Financial will acquire at least ninety percent (90 percent) of the fair market value of the net assets and at least seventy percent (70 percent) of the fair market value of the gross assets held by Company immediately prior to the Holding Company Merger. For purposes of this representation, amounts used by Company to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the transfer will be included as assets of Company held immediately prior to the transaction.

                  (d) First Financial has no plan or intention to reacquire any of its stock issued in the Holding Company Merger.

                  (e) First Financial has no plan or intention to sell or otherwise dispose of any of the assets of Company acquired in the Holding Company Merger and Subsidiary Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

                  (f) Company will distribute the stock, securities, and other property it receives in the Holding Company Merger, and its other properties, in pursuance of the plan of reorganization.

                  (g) The liabilities of Company assumed by First Financial and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

                  (h) Following the Holding Company Merger and Subsidiary Merger, First Financial will continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

                  (i)  First  Financial,   FFC-Acquisition,   Company,  and  the
shareholders of Company will pay their respective expenses, if any, incurred in connection with the Holding Company Merger and Subsidiary Merger.

                  (j) There is no intercorporate indebtedness existing among First Financial, FFC-Acquisition and Company that was issued, acquired, or will be settled at a discount.

                  (k) None of the  parties  to the  Holding  Company  Merger  or
Subsidiary   Merger   are   investment   companies   as   defined   in   section
368(a)(2)(F)(iii) of the Code.

                  (l) First Financial does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Company. First Financial does own the Warrant.

                  (m) The fair market value of the assets of Company received by First Financial in the Holding Company Merger and Subsidiary Merger will equal or exceed the sum of the liabilities assumed by First Financial, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (n) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                  (o) The payment of cash in lieu of fractional shares of First Financial stock is solely for the purpose of avoiding the expense and inconvenience to First Financial of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Holding Company Merger to the Company shareholders instead of issuing fractional shares of First Financial stock will not exceed one percent of the total consideration that will be issued in the Holding Company Merger to the Company shareholders in exchange for their shares of Company stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of First Financial stock.

                  (p)    None   of   the    compensation    received    by   any
shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of First Financial stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  First Financial, and/or the Company where appropriate, has made the following additional representations and certifications in connection with the Bank Merger, the accuracy and completeness of which we also have relied upon in rendering the opinion hereinafter set forth:

                  (aa) First Financial has no plan or intention to liquidate FF-Bank; to merge FF-Bank with and into another corporation; to sell, exchange or otherwise dispose of the stock of FF-Bank; or to cause FF-Bank to sell or otherwise dispose of any of the assets of First Federal acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

                  (bb) The liabilities of First Federal assumed by FF-Bank and the liabilities to which the transferred assets of First Federal are subject were incurred by First Federal in the ordinary course of its business.

                  (cc) Following the transaction, FF-Bank will continue the historic business of First Federal or use a significant portion of First Federal's business assets in a business.

                  (dd) FF-Bank and First Federal, and their shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

                  (ee) There is no intercorporate indebtedness existing between FF-Bank and First Federal that was issued, acquired, or will be settled at a discount.

                  (ff) Neither party in the transaction is an investment company as defined in section 368(a)(2)(F)(iii) of the Code.

                  (gg) First Federal is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                  (hh) The fair market value of the assets of First Federal transferred to FF-Bank will equal or exceed the sum of the liabilities assumed by FF-Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (ii) The sum of the fair market values of the First Federal stock and FF-Bank stock held by First Financial and Company immediately before the Bank Merger will be approximately equal to the fair market value of the FF-Bank stock held by First Financial immediately after the Bank Merger.

                  (jj)   No stock of FF-Bank will be issued in the Bank Merger.


                   Opinion - Federal Income Tax Consequences

                  Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes the following will result:

                  (1) For federal income tax purposes, the Holding Company Merger and Subsidiary Merger will be considered either a merger of Company into First Financial or an acquisition by First Financial, in exchange for its voting common stock, of substantially all of the assets of Company. (Rev. Rul. 67-274, 1967-2 C.B. 141 and Rev. Rul. 72-405, 1972-2 C.B. 217).

                  (2) The Holding Company Merger and the Subsidiary Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) or 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Company. First Financial and Company will each be a "party to a reorganization" within the meaning of section 368(b) of the Code.

                  (3) No gain or loss will be recognized by Company on the transfer of substantially all of its assets and the assumption of Company's liabilities by First Financial (sections 357(a) and 361(b)).

                  (4) No gain or loss will be recognized by First Financial on the receipt of the assets of Company in exchange for First Financial voting common stock (section 1032(a)).

                  (5) The basis of the assets of Company in the hands of First Financial will be the same as the basis of such assets in the hands of Company immediately prior to the exchange (section 362(b)).

                  (6) The holding period of the assets of Company in the hands of First Financial will include the holding period during which such assets were held by Company (section 1223(2)).

                  (7) No gain or loss will be recognized by Company upon the distribution to its shareholders of the First Financial common stock pursuant to the plan of reorganization (section 361(c)).

                  (8) Except as provided in (11) below, no gain or loss will be recognized by the shareholders of Company upon the receipt of First Financial voting common stock solely in exchange for their shares of Company common stock (section 354(a)(1)).

                  (9) The basis of First Financial voting common stock (including any fractional share interest to which they may be entitled) received by the shareholders of Company will be the same as the basis of the Company common stock surrendered in exchange therefor (section 358(a)(1).

                  (10) The holding period of the First Financial voting common stock (including any fractional share interest to which they may be entitled) received by the shareholders of Company in the exchange will include the holding period of the Company common stock surrendered in exchange therefor, provided the Company common stock was held as a capital asset by the shareholders of Company on the date of the exchange (section 1223(1)).

                  (11) The payment of cash in lieu of fractional share interests of First Financial voting common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by First Financial. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574).

                  (12) For federal income tax purposes, provided that the merger of First Federal with and into FF-Bank qualifies as a statutory merger under applicable United States law, the merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. First Federal and FF-Bank will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                  (13) First Federal will recognize no gain or loss upon the transfer of its assets to FF-Bank solely in constructive exchange for FF-Bank stock and FF-Bank's assumption of the First Federal liabilities (sections 357(a) and 361(a)).

                  (14) FF-Bank will recognize no gain or loss on its receipt of the assets of First Federal in constructive exchange for FF-Bank stock (section 1032(a)).

                  (15) FF-Bank's basis of the First Federal assets received in the merger will equal the basis of such assets in the hands of First Federal immediately prior to the merger (section 362(b)).

                  (16) FF-Bank's holding period of the First Federal assets received in the merger will include the period during which such assets were held by First Federal immediately prior to the merger (section 1223(2)).

                  (17) First Financial will recognize no gain or loss on its constructive exchange of shares of First Federal stock for FF-Bank stock (section 354(a)).

                  (18) First Financial's basis in the FF-Bank stock held immediately after the merger will equal the sum of the basis of such stock immediately prior to the merger plus the basis in the hands of Company of the First Federal stock canceled in the merger (section 358(a)(1)).

                  Our opinion set forth above is based upon the description of the proposed transaction found in the section captioned "The Proposed
Transaction." If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. Further, our opinion is based upon the Code, the Income Tax Regulations, interpretations made by the Internal Revenue Service, and judicial precedents as of the date hereof. If there is any change in the applicable law as reflected in these sources, our opinion may become inapplicable.

                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 8 to the Registration Statement and to the reference to this firm in the Prospectus consituting a part of this Registration Statement. In giving this consent, we do not thereby admit that we are "expert" within the meaning of the Securities Act of 1933 as amended.



                                                      Sincerely yours,

                                                 /s/  Hogan  &   Hartson L.L.P.

                                                      Hogan  &   Hartson L.L.P.


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